Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

ABC BANCORP’S NET INCOME UP 15.1% FOR

SECOND QUARTER OF 2005

July 20, 2005

ABC BANCORP (Nasdaq: ABCB), Moultrie, Georgia, reported net income of $3.50 million, or $0.293 per diluted share, for the three months ended June 30, 2005, compared to net income for the same period in 2004 of $3.04 million, or $0.256 per diluted share. These results represent a 15.1% increase in net income and a 14.4% increase in diluted earnings per share over the same period in 2004. Earnings for the six-month period ending June 30, 2005 increased 14.0% to $7.10 million, or $0.60 per diluted share.

ABC’s return on average assets for the quarter ended June 30, 2005 improved to 1.10% from 1.06% during the second quarter of 2004. Return on average tangible equity improved to 14.6% for the second quarter of 2005 compared to 13.0% for the same quarter in 2004.

Growth in Net Interest Income from Gains in Earning Assets and Low Cost Core Deposits

Net interest income for the second quarter of 2005 totaled $12.6 million, an increase of 16.5% over the same quarter in 2004. Net interest income increased 13.5% to $24.7 million for the first six months of 2005 as compared to the same period in 2004. ABC’s net interest margin increased from 4.07% during the second quarter of 2004 to 4.29% during the second quarter of 2005.

These increases in net interest income and net interest margin resulted from the combination of significant growth in earning assets and disciplined pricing with respect to both ABC’s assets and liabilities. Earning assets were $1.21 billion at June 30, 2005, an increase of 12.6% as compared to the same period in 2004. During the second quarter of 2005, loans increased by $102.8 million, or 12.0%, over the same quarter in 2004. Loans represented 79.8% and 80.3% of total earning assets at June 30, 2005 and June 30, 2004, respectively.

Deposits grew to record levels for ABC during the second quarter of 2005. Total deposits at June 30, 2005 were $1.04 billion, an increase of 17.8% from the $879.2 million reported at June 30, 2004. Additionally, core non-interest bearing balances increased 17.0%, to $151.2 million, from the same quarter in 2004.

Improvement in Efficiency

ABC’s efficiency ratio improved during the quarter despite the expansion of staff in several of ABC’s faster growing markets. ABC reported an efficiency ratio of 62.8% for the second quarter of 2005 compared to 63.3% for the same period in 2004. For the six-month periods ending June 30, 2005 and June 30, 2004, ABC reported efficiency ratios of 63.7% and 64.0%, respectively.

Credit Quality

ABC’s focus on quality in its credit portfolio continues to lead to improved results. Non-performing assets as a percentage of loans were 0.53% and 0.86% at June 30, 2005 and June 30, 2004, respectively. Annualized net credit losses during the second quarter of 2005 dropped to 0.08% of average loans outstanding compared to 0.30% for the same quarter of 2004. For the six months ended June 30, 2005, ABC experienced net credit recoveries of 0.04% of average loans outstanding compared to net credit losses of 0.17% for the same period in 2004. ABC’s allowance for loan losses totaled $16.6 million, or 1.72% of loans, at June 30, 2005 compared to $15.2 million, or 1.77% of loans, at June 30, 2004. ABC’s allowance for loan losses as a percentage of non-performing assets amounted to 323.3% and 205.8% at June 30, 2005 and June 30, 2004, respectively.

Recent Announcement Reflects Growth Commitment

In a press release dated July 1, 2005, ABC announced that it had reached an agreement to acquire First National Banc, Inc., a community bank holding company located on the Georgia/Florida coast. The acquisition of First National Banc, which had approximately $255 million in total assets at May 31, 2005, will more than double ABC’s presence between Brunswick, Georgia and Jacksonville, Florida and provide ABC with the additional staff necessary to build a significant presence in this market.

Commenting on the quarter and ABC’s expansion plans, Edwin W. Hortman, Jr., ABC’s President and CEO said, “I am pleased with our earnings for the first half of the year. Improvements in our net interest margin and core earnings will continue to generate value over time, and the recent addition of several experienced bankers to our team will further enhance growth opportunities in our key markets. Additionally, the announcement concerning our plans to expand our Brunswick, Georgia franchise by adding First National Banc’s presence in St. Marys, Georgia and Orange Park, Florida reflects our commitment to leveraging our capital base in markets where we can accelerate our growth rates.”

ABC Bancorp is headquartered in Moultrie, Georgia and has 12 banking subsidiaries with 37 locations in southern Georgia, Alabama and northern Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. ABC Bancorp (“ABC”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of ABC relating to the shares of ABC Common Stock to be issued in the acquisition of First National Banc, Inc. (“FNB”) and the proxy statement of FNB relating to its 2005 Annual Meeting of Shareholders, at which the transaction will be considered and voted upon by FNB’s shareholders, as well as other relevant documents concerning the transaction. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by ABC free of charge by requesting them in writing from ABC Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768, Attention: Corporate Secretary, or by telephone at (229) 890-1111. Investors may obtain documents filed with the SEC by FNB free of charge by requesting them in writing from First National Banc, Inc., 2509 Osborne Road, St. Marys, Georgia 31558.

FNB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the acquisition of FNB by ABC. Information about such directors and executive officers and their ownership of FNB Common Stock is set forth in FNB’s Form 10-KSB for the year ended December 31, 2004, which will be incorporated by reference in the Form S-4 Registration Statement to be filed with the SEC and in the proxy statement/prospectus to be mailed to FNB shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	06/30/05	06/30/04	06/30/05	06/30/04

EARNINGS SUMMARY
Interest income	$18,595	$15,446	$36,153	$31,109
Interest expense	6,026	4,658	11,461	9,360
Net interest income	12,569	10,788	24,692	21,749
Provision for loan losses	753	627	905	938
Non-interest income	3,552	3,295	7,156	6,629
Non-interest expense	10,131	8,920	20,290	18,159

Income taxes	1,737	1,494	3,553	3,053

Net income	$3,500	$3,042	$7,100	$6,228

PER SHARE SUMMARY
Income per weighted avg share—basic *	$0.2949	$0.2594	$0.6008	$0.5309
Income per weighted avg share—diluted *	$0.2927	$0.2561	$0.5956	$0.5245

OPERATING RATIOS (annualized)
Net interest margin	4.29%	4.07%	4.25%	4.10%
Yield on earning assets	6.31%	5.79%	6.19%	5.82%
Cost of funds	2.42%	2.07%	2.31%	2.07%
Return on assets	1.10%	1.06%	1.12%	1.07%
Return on equity	11.29%	10.50%	11.55%	10.78%
Return on tangible equity	14.64%	12.98%	15.01%	13.33%
Efficiency	62.84%	63.34%	63.71%	63.99%

ENDING BALANCES
Total assets	$1,305,156	$1,157,156	$1,305,156	$1,157,156
Earning assets	1,205,965	1,071,123	$1,205,965	1,071,123
Intangible assets	28,350	22,122	$28,350	22,122
Loans, gross	962,412	859,653	$962,412	859,653
Allowance for loan losses	16,557	15,206	$16,557	15,206
Deposits	1,035,863	879,187	$1,035,863	879,187
Stockholders' equity	125,084	115,145	$125,084	115,145

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	06/30/05	06/30/04	06/30/05	06/30/04
AVERAGE BALANCES
Total assets	$1,277,609	$1,152,714	$1,270,565	$1,158,966
Earning assets	1,178,069	1,067,218	1,167,588	1,068,954
Loans, net of reserve	909,336	832,703	884,197	829,905
Deposits	1,005,869	887,311	997,776	887,175
Equity	123,983	115,894	122,957	115,548

ASSET QUALITY
Nonperforming loans	$4,386	$5,745	$4,386	$5,745
Nonperforming assets	5,122	7,388	5,122	7,388
Net loan charge-offs (recoveries)	172	632	(159)	695
Allowance for loan loss to loans	1.72%	1.77%	1.72%	1.77%
Net loan charge-offs (recoveries) to average loans	0.02%	0.08%	-0.02%	0.08%
Nonperforming assets to gross loans plus ORE	0.53%	0.86%	0.53%	0.86%
Allowance for loan loss to nonperforming assets	323.26%	205.82%	323.26%	205.82%

CAPITAL
Book value per share *	$10.54	9.81	$10.54	9.81
Tangible book value per share *	8.15	7.92	8.15	7.92
Common shares outstanding *	11,866,295	11,743,296	11,866,295	11,743,296
Average shares outstanding *	11,849,739	11,728,201	11,816,619	11,730,461
Diluted shares outstanding *	11,958,176	11,873,022	11,921,183	11,875,282
Shares traded during period *	1,073,700	1,193,400	2,214,800	2,332,600
Average daily volume *	16,777	19,248	17,718	18,811
Stockholders' equity to total assets	9.58%	9.95%	9.58%	9.95%
Total risk based capital ratio	14.87%	15.79%	14.87%	15.79%

OTHER INFORMATION
FTEs	533	488	533	488
Assets per FTE	$2,449	$2,371	$2,449	$2,371
Branch locations	38	35	38	35
Deposits per branch location	$27,260	$25,120	$27,260	$25,120

*	Number of shares and per share data for 2004 adjusted to reflect the six-for-five split as of 3/15/05.